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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): June 23, 1998


                            MRV Communications, Inc.
             (Exact name of registrant as specified in its charter)


          Delaware                   0-25678                 06-1340090
(State or other jurisdiction       (Commission             (IRS Employer
     of incorporation)             File Number)           Identification No.)


                  8943 Fullbright Avenue, Chatsworth, CA 91311
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code:(818) 767-9044


                  8917 Fullbright Avenue, Chatsworth, CA 91311
         (Former name or former address, if changed since last report.)




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ITEM 5.   OTHER EVENTS

Pursuant to Rule 135c(d), the Registrant has attached a notice made in contemplation of Rule 135c under the Securities Act of 1933.








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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date June 26, 1998                        MRV COMMUNITCATIONS, INC.



                                          By: /s/ NOAM LOTAN
                                             ------------------------------
                                                  Noam Lotan
                                                  President and
                                                  Chief Executive Officer






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                    MRV Agrees to Sell $100 Million of its 5
                     Percent Convertible Subordinated Notes


CHATSWORTH, Calif.--(BUSINESS WIRE)--June 23, 1998--MRV Communications Inc. (Nasdaq/NM:MRVC) Tuesday announced that it has entered into an agreement to sell $100 million of its 5 percent convertible subordinated notes due 2003 in a 144A Private Placement within the United States to qualified institutional investors, and outside the United States to non-U.S. investors.

The offering is expected to close on June 26, 1998. The company has granted the initial purchasers a 30-day option to purchase an additional $15 million of notes to cover overallotments, if any.

The notes will be convertible into common stock of the company at a conversion price of $27.0475 per share (equivalent to a conversion rate of approximately
36.97 shares per $1,000 principal amount of notes), representing an initial conversion premium of 24 percent, for a total of approximately 3.7 million shares of common stock of the company (approximately 4,252,000 shares if the initial purchasers' overallotment option is exercised in full).

The notes have a five-year term and will not be callable for the first three years.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.






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